2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY COMPANY APPOINTS NEW
EXECUTIVE VICE PRESIDENT OF GAS DISTRIBUTION OPERATIONS

     Houston, Texas - February 10, 2004...Southwestern Energy Company (NYSE: SWN) today announced the appointment of Alan N. Stewart as Executive Vice President of the company's gas distribution subsidiary, Arkansas Western Gas Company, effective March 15, 2004.

     Mr. Stewart has served in a wide range of managerial and leadership positions during a 31-year career with San Diego Gas and Electric Company and Southern California Gas Company. Since 2000, Mr. Stewart has provided professional consulting services for clients in the energy and LNG industries in California. A graduate of San Diego State University with a Bachelor of Science degree in Mechanical Engineering, Mr. Stewart also holds a Master of Business Administration degree from National University in San Diego.

     "Alan is a valuable addition to our management team," stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy. "Arkansas Western's service territory includes Northwest Arkansas, which has been recognized as the sixth fastest growing community in the United States by the U.S. Census Bureau and recently named the "Best Performing City" by the Milken Institute, based on job creation and local economic growth. I am excited that Alan is joining us to lead our utility business during this growth period."

     Arkansas Western Gas Company serves approximately 142,000 residential, commercial and industrial customers in northern Arkansas. Southwestern Energy Company is an integrated energy company primarily focused on natural gas and is engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the Company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

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